GEOSPATIAL CORPORATION S-1/A

Exhibit 5.1

WOODBURN AND WEDGE Attorneys and Counselors At Law Sierra Plaza 6100 Neil Road, Suite 500 Reno, Nevada 89511-1149 Telephone (775) 688-3000 Facsimile (775) 688-3088

Gregg P. Barnard

E-MAIL: gbarnard@woodburnandwedge.com

DIRECT DIAL: (775) 688-3025

May 19, 2015

Geospatial Corporation

229 Howes Run Road

Sarver, Pennsylvania 16055

Ladies and Gentlemen:

We have acted as special Nevada counsel to Geospatial Corporation, a Nevada corporation (formerly known as Geospatial Holdings, Inc.) (the “Company”), in connection with the Company’s filing on the date hereof of a Registration Statement on Form S-1, Registration No. 333-194824, filed on March 26, 2014, as amended by Amendment No. 1 filed on November 14, 2014, Amendment No. 2 filed on March 9, 2015, and Amendment No. 3 filed on the date hereof (as so amended, the “Registration Statement”) in each case with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 108,358,470 shares of the Company’s Common Stock, par value $0.001 per share, being registered for resale in the amounts being offered and by the selling stockholders identified in the table in the Registration Statement set forth under the heading “Selling Stockholders” (the “Shares”). As special Nevada counsel for the Company, we advise you as follows.

In connection with rendering this opinion, we have examined or are familiar with the Articles of Incorporation of the Company, as amended to the date hereof, the Bylaws of the Company, as amended to the date hereof, the corporate proceedings with respect to the issuance and ratification of the issuance of the Shares, the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid Registration Statement, records, certificates, including without limitation certificates of officers of the Company, and documents.

Geospatial Corporation

May 19, 2015

Subject to the foregoing and the additional qualifications, limitations and additional assumptions set forth below, we are of the opinion that:

1. The Company is a corporation duly organized and legally existing under the laws of the State of Nevada and is in good standing under said laws.

2. The Board of Directors of the Company has duly authorized the issuance of the Shares and the Shares are duly authorized and, except as set forth in our opinion in paragraphs 3, 4, 5 and 6 below, are validly issued, fully paid and non-assessable.

3. That portion of the Shares consisting of 1,500,000 shares beneficially owned by Horberg Enterprises LP, as described in the Registration Statement in footnote 2 under the heading “Selling Stockholders” have been duly authorized for issuance and, upon compliance with the provisions of the Note and Warrant Purchase Agreement, dated January 16, 2015 related thereto, including, without limitation, timely conversion of the referenced promissory note and exercise thereof and payment to the Company of the consideration set forth in the warrant referenced therein, and issuance of such of the Shares by the Company, such portion of the Shares will be validly issued, fully paid and non-assessable, to the extent so issued.

4. That portion of the Shares consisting of 2,000,000 shares beneficially owned by David Truitt, as described in the Registration Statement in footnote 2 under the heading “Selling Stockholders” have been duly authorized for issuance and, upon compliance with the provisions of the Note and Warrant Purchase Agreement, dated April 2, 2015 related thereto, including, without limitation, timely conversion of the referenced promissory note and exercise thereof and payment to the Company of the consideration set forth in the warrant referenced therein, and issuance of such of the Shares by the Company, such portion of the Shares will be validly issued, fully paid and non-assessable, to the extent so issued.

5. That portion of the Shares consisting of 3,000,000 shares beneficially owned by Delta Networks SA, as described in the Registration Statement in footnote 2 under the heading “Selling Stockholders” have been duly authorized for issuance and, upon compliance with the provisions of the warrant for the purchase of 3,000,000 shares of the Company’s common stock issued in connection with that certain Mutual Release and Settlement Agreement dated May 10, 2013, including, without limitation, timely exercise and payment to the Company of the consideration set forth in such warrant and issuance by the Company, such portion of the Shares will be validly issued, fully paid and non-assessable, to the extent so issued.

6. That portion of the Shares described below (the “Warrant Shares”) have been duly authorized for issuance and upon compliance with the provisions of those certain warrants issued in connection with the Conversion Agreements dated August 20, 2013, including without limitation, timely and proper exercise of the warrant granted therein, and payment to the Company of the consideration for issuance of such of the Warrant Shares, the Warrant Shares will be validly issued, fully paid and non-assessable to the extent so issued. The Warrant Shares include the following:

Geospatial Corporation

May 19, 2015

a. 337,172 Shares beneficially owned by Thomas R. Oxenreiter as described in the Registration Statement in footnote 2 under the heading “Selling Stockholders”; and

b. 1,790,920 Shares beneficially owned by Mark A. Smith as described in the Registration Statement in footnote 2 under the heading “Selling Stockholders”.

The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue-sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

We hereby consent:

1.	To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

2.	To the statements with reference to our firm made in the Registration Statement of the Company on Form S-1; and

3.	To the filing of this opinion as an exhibit to the Registration Statement.

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Geospatial Corporation

May 19, 2015

In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

WOODBURN and WEDGE

By:
Gregg P. Barnard